Exhibit 99.2

Tidewater Declares Quarterly Dividend on Common Stock

NEW ORLEANS, February 1, 2007 – Tidewater Inc. (NYSE:TDW) announced today that its board of directors has declared a quarterly dividend of $.15 per share on Tidewater’s approximately 55.7 million shares of common stock outstanding.

The dividend was declared during a regular meeting of the board and is payable February 22, 2007 to shareholders of record on February 12, 2007.

Tidewater Inc. owns over 450 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Joe Bennett - (504) 566-4506